EXHIBIT 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Ranpak Holdings Corp. (the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which securities include (i) the Class A common stock and (ii) warrants to purchase Class A common stock, which include public warrants, forward purchase warrants and private placement warrants (each as defined below). The following summary of terms of the capital stock of the Company is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s certificate of incorporation (“charter”), bylaws (“bylaws”) and the warrant agreement, dated January 17, 2018, between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreement”). Copies of the charter, bylaws and Warrant Agreement are incorporated by reference as Exhibits 3.1, 3.2 and 4.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part.

Description of Capital Stock

General
Our charter authorizes the issuance of 426,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), (ii) 25,000,000 shares of Class B common stock, par value $0.0001 per share, (iii) 200,000,000 shares of Class C common stock, par value $0.0001 per share and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights
Each holder of Class A common stock and Class B common stock, as such, shall be entitled to one vote for each share of Class A common stock and Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A common stock and Class B common stock, as such, shall not be entitled to vote on any amendment to the charter (including any certificate of designations relating to any class or series of preferred stock) that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the charter (including any certificate of designations relating to any class or series of preferred stock) or pursuant to the DGCL.

Notwithstanding any other provision in the charter, the holders of the outstanding shares of each class of common stock shall be entitled to vote separately upon any amendment to the charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the other classes of common stock.

Shares of Class C common stock have identical terms as shares of Class A common stock, except Class C common stock does not grant its holders any voting rights.

Class C Conversion
Each share of issued Class C common stock shall be converted to one share of Class A common stock, subject to any necessary adjustments for any share splits, capitalizations, consolidations or similar transactions occurring in respect of the Class A common stock or the Class C common stock: (1) on the 65th calendar day (or such other period as the Company and the registered holder may otherwise agree) following receipt by the Company of notice in writing from the registered holder to convert such share of Class C common stock; or (2) automatically upon the transfer by the registered holder of such share of Class C common stock, whether or not for value, to a third party, except for transfer to a nominee or “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such holder in a transfer that will not result in a change of “beneficial ownership” (as determined under Rule 13d-3 under the Exchange Act) or to a person that already holds shares of Class A common stock.

The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class A common stock as may be required to effect conversions of the Class C common stock.

Dividends
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding-Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of the preferred stock.

Preemptive or Other Rights
The Company’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Election of Directors
There is no cumulative voting with respect to the election of directors. The charter establishes a classified board of directors that is divided into three classes with staggered three-year terms, Class I, Class II and Class III. Only the directors in one class are subject to election by a plurality of votes cast at each annual meeting of the Company’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Founder Shares
In connection with the consummation of our initial business combination with Rack Holdings Inc. (the “business combination”) on June 3, 2019, the original 11,250,000 Class B ordinary shares issued to the Sponsor and the anchor investors (as defined below) in private placements prior to the IPO (as defined below) converted on a one-for-one basis into 6,663,953 shares of Class A common stock and 731,383 shares of Class C common stock (the “founder shares”). As of the closing of the business combination, an aggregate of 2,940,336 founder shares owned by One Madison Group LLC, a Delaware limited liability company (the “Sponsor”) are subject to certain transfer restrictions, including an earnout provision, pursuant to the terms of the certain securities subscription agreement, dated as of July 18, 2017 (the “securities subscription agreement”), as amended on December 1, 2017 and May 13, 2019 (the “sponsor earnout amendment”), by and between the Company and the Sponsor. In addition, on May 13, 2019, the Company and certain of the accredited investors with whom the Company entered into the forward purchase agreements, including our founder and certain employees of the Sponsor and/or their affiliates (the “anchor investors”) entered into an earnout agreement (the “anchor earnout agreement”), pursuant to which the consenting anchor investors agreed to an earnout provision with respect to the 3,750,000 founder shares issued to the anchor investors. While subject to these restrictions, these shares may not be disposed of except in accordance with such restrictions.

Amended Securities Subscription Agreement
On May 13, 2019, the Company and the Sponsor entered into the sponsor earnout amendment to the securities subscription agreement. Pursuant to the sponsor earnout amendment, the Sponsor agreed to certain modifications with respect to the earnout provision that applies to the founder shares it holds pursuant to the securities subscription agreement. As a result of these modifications, (i) 50% of the founder shares held by the Sponsor immediately following the initial public offering of the Company’s securities on January 22, 2018 (the “IPO”), or 3,397,500 founder shares (the “first earnout shares”), will be surrendered for no consideration unless, prior to the tenth anniversary of the closing of the business combination, (A) the closing price of the Company’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30 consecutive trading day period or (B) the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its shareholders having the right to exchange their shares or the Company otherwise undergoes a change of control and (ii) 50% of the founder shares held by the Sponsor immediately following the IPO, or 3,397,500 founder shares (the “second earnout shares”), will be surrendered for no consideration unless, prior to the tenth anniversary of the closing of the business combination, (A) the closing price of the Company’s Class A common stock equals or exceeds $17.00 per share for any 20 trading days within any 30 consecutive trading day period or (B) the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its shareholders having the right to exchange their shares or the Company otherwise undergoes a change of control. Prior to the execution of the sponsor earnout agreement, 30% of the founder shares held by the Sponsor immediately following the IPO would have been surrendered for no consideration unless, prior to the fifth anniversary of the closing of the business combination, (A) the closing price of the Company’s Class A common stock equaled or exceeded $12.50 per share for any 20 trading days within any 30 consecutive trading day period or (B) the Company completed a liquidation, merger, stock exchange or other similar transaction that resulted in all or substantially all of its shareholders having the right to exchange their shares for consideration which equals or exceeds $12.50 per share. The portion of the founder shares held by the Sponsor that were forfeited to the Company as a result of the redemption of the Company’s Class A common stock in connection with the shareholder vote to approve the business combination, reduced first, the second earnout shares and next, the first earnout shares.

The first earnout shares and the second earnout shares will not participate in cash dividends or other cash distributions payable to holders of the common stock of the Company prior to the date on which the earnout conditions applicable to the first earnout shares and the second earnout shares, respectively, have been satisfied, whereupon the first earnout shares or the second earnout shares, as applicable, are entitled to all cash dividends and cash distributions paid on the common stock of the Company after the business combination as if they had been holders of record entitled to receive distributions on the applicable record date.

Additional Earnout for Anchor Investors
On May 13, 2019, the Company and certain of its anchor investors entered into the anchor earnout agreement, pursuant to which the consenting anchor investors agreed to an earnout provision with respect to the 3,750,000 founder shares issued to the anchor investors. As a result of the anchor earnout agreement, all 3,750,000 founder shares issued to the anchor investors will be surrendered for no consideration unless, prior to the tenth anniversary of the closing of the business combination, (A) the closing price of the Company’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading day period or (B) the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its shareholders having the right to exchange their shares or the Company otherwise undergoes a change of control. Prior to the execution of the anchor earnout agreement, the founder shares issued to the anchor investors were not subject to any earnout provision.

The founder shares issued to the anchor investors will not participate in cash dividends or other cash distributions payable to holders of common stock of the Company prior to the date on which the applicable earnout conditions have been satisfied, whereupon the founder shares issued to the anchor investors are entitled to all cash dividends and cash distributions paid on the common stock of the Company after the closing of the business combination as if they had been holders of record entitled to receive distributions on the applicable record date.

Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends will also be limited by restrictive covenants pursuant to the debt financing.

Registration Rights
Currently, the Sponsor, certain of our directors and officers, BSOF Master Fund L.P. and BSOF Master Fund II L.P. (the “BSOF Entities”) and the equity financing investors have registration rights for certain of their respective securities of the Company pursuant to the registration rights agreement, the strategic partnership agreement and the equity financing agreements, as applicable.

Pursuant to the registration rights agreement, the holders of the private placement warrants, founder shares and the warrants that may be issued upon conversion of any working capital loans (and the shares underlying such warrants) are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, the holders of such securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us.

Preferred Stock
The charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

As of December 31, 2019, the Company had no preferred stock outstanding. Although the Company does not currently intend to issue any shares of preferred stock, we cannot assure you that it will not do so in the future.

Description of Warrants

General
The warrants (i) sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) or (ii) initially issued to the anchor investors and the BSOF entities in connection with the IPO that have been transferred to any person other than permitted transferees are referred to herein as the “public warrants.” The warrants to purchase Class A common stock or Class C common stock, as applicable, issued to the equity financing sources pursuant to the equity financing agreements and the reallocation agreement, unless the context otherwise requires (the “forward purchase warrants”), were issued pursuant to certain forward purchase agreements and warrants issued to the anchor investors and the BSOF entities in a private placement in connection with the closing of the IPO that have not become public warrants under the Warrant Agreement as a result of being transferred to any person other than permitted transferees (the “private placement warrants” and together with the public warrants and forward purchase warrants, the “warrants”), were issued pursuant to certain subscription agreements, each in connection with the closing of the business combination.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part, for a complete description of the terms and conditions applicable to the warrants.

As of December 31, 2019, the Company had 20,108,744 warrants outstanding comprised of 14,538,000 public warrants, 5,000,000 forward purchase warrants and 570,744 private placement warrants.

In April 2019, the Company purchased an aggregate of 462,000 public warrants pursuant to a warrant repurchase program authorized by the Board of Directors, pursuant to which the Company may repurchase up to $10 million in warrants from time to time in open-market or privately- negotiated transactions. This repurchase program may be suspended or discontinued at any time without prior notice.

Public and Forward Purchase Warrants
Each public warrant and forward purchase warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire, on June 3, 2024 (five years after the closing of the business combination), or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon the exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A common stock issuable upon the exercise of the Company’s warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of one share of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Class A common stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding Class A common stock is increased by a share capitalization, a share dividend payable in Class A common stock, a split-up of common stock or other similar event, then, on the effective date of such share capitalization, dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of Class A common stock equal to the product of (i) the number of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of the Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, as applicable, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter, as applicable.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of all or substantially all of the assets or other property of the Company in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as such term is defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (unless on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each Class A common stock held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by us so long as they are held by the anchor investors or BSOF entities who initially purchased such warrants or their respective permitted transferees. Such anchor investors or BSOF entities or their respective permitted transferees have the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. If any private placement warrants are transferred to holders other than the anchor investors, the BSOF entities or their permitted transferees, such warrants will become public warrants under the Warrant Agreement upon such transfer and will be redeemable by us and exercisable by the holders on the same basis as all other public warrants.

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